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                                                                     EXHIBIT 5.1

                                                                January 22, 2004

Concord Communications, Inc.
600 Nickerson Road
Marlboro, Massachusetts 01752

         Re:      S-3 Registration Statement

Ladies and Gentlemen:

                  We are counsel to Concord Communications, Inc., a Massachusetts corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $86,250,000 aggregate principal amount of 3.0% Convertible Senior Notes due 2023 (the "Notes") and shares of the Company's Common Stock, par value $0.01 per share, issuable upon conversion of the Notes (the "Conversion Shares") to be sold by certain securityholders listed in the Registration Statement (the "Selling Securityholders").

         We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Notes and the Conversion Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

         Based upon and subject to the foregoing, we are of the opinion that (1) the Notes, when sold by the Selling Securityholders in the number described in the Registration Statement, will be legally and validly issued and will represent binding obligations of the Company and (2) the Conversion Shares, when sold by the Selling Securityholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Testa, Hurwitz & Thibeault, LLP

                                          TESTA, HURWITZ & THIBEAULT, LLP